EXHIBIT 99.1

POLICY STATEMENT ON STOCKHOLDER RIGHTS PLANS

     The policy of the Board of Directors is that it will obtain prior stockholder approval of any stockholder rights plan, except in the limited circumstances described below. If the Board of Directors adopts a stockholder rights plan, it will do so after careful deliberation and in the exercise of its fiduciary duties.

     The Board of Directors may adopt a stockholder rights plan without obtaining prior stockholder approval if the Board of Directors, including a majority of the independent members of the Board of Directors, determines that, based on then prevailing circumstances, it would be detrimental to the Company and not in the best interests of the Company’s stockholders to defer the effectiveness of a stockholder rights plan until stockholder approval may be obtained.

     If a stockholder rights plan is adopted without prior stockholder approval, the plan must be ratified by stockholders within one year after the effective date of the stockholder rights plan. Absent such ratification, the stockholder rights plan will expire on the first anniversary of its effective date.

     The Nominating and Corporate Governance Committee shall review this policy statement annually and recommend any appropriate changes for approval by the Board of Directors.